Exhibit 10.3.1

MEMBERSHIP UNIT PURCHASE AGREEMENT

by and among

MF + P ACQUISITION CO.,

INTEGRATED MEDIA SOLUTIONS, LLC

ROBERT INGRAM,

DESIREE DU MONT

and

RON CORVINO

Dated May 6, 2010 and effective as of April 30, 2010

MEMBERSHIP UNIT PURCHASE AGREEMENT

MEMBERSHIP UNIT PURCHASE AGREEMENT (this "Agreement") dated May 6, 2010 and effective as of the close of business on April 30, 2010 (the "Effective Date") , by and among MF + P ACQUISITION CO., a Delaware corporation (the "Purchaser"), INTEGRATED MEDIA SOLUTIONS, LLC, a New York limited liability company ("IMS Holdco"), ROBERT INGRAM ("Ingram"), DESIREE DU MONT ("Desiree"), RON CORVINO ("Ron"; and together with Ingram and Desiree, individually a "Principal" and collectively, the "Principals"), and solely for purposes of Sections 7.6.6 and 8.19, MDC Partners Inc., a corporation existing under the laws of Canada ("MDC Partners").

WITNESSETH:

WHEREAS, IMS Holdco formed Integrated Media Solutions Partners LLC, a Delaware limited liability company (the "Company"), with IMS Holdco as its initial member owning 100% of the issued and outstanding membership units in the Company (the "Membership Units");

WHEREAS, prior to the execution and delivery of this Agreement, IMS Holdco contributed substantially all of its assets, subject to certain disclosed liabilities, and its ongoing business, to the Company pursuant to a General Assignment, Bill of Sale and Assumption Agreement attached hereto as Exhibit A (the "Conveyance Document");

WHEREAS, IMS Holdco desires to sell, and the Purchaser desires to purchase, 75% of the Membership Units to be designated as "Class A Units" (the "Purchased Units"), pursuant to the provisions of this Agreement such that after giving effect to such purchase, the Membership Units will be owned as follows: the Purchaser – 75%; IMS Holdco – 25%;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Purchaser, IMS Holdco and the Company are executing and delivering an Amended and Restated Limited Liability Company Agreement of the Company (the "Operating Agreement"), attached hereto as Exhibit B;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
SALE OF THE PURCHASED UNITS

Section 1.1       Sale of the Purchased Units.   Subject to the terms and conditions herein stated, IMS Holdco agrees to sell, assign, transfer and deliver to the Purchaser as of the Effective Date (as defined in Section 2.2), and the Purchaser agrees to purchase from IMS Holdco as of the Effective Date, the Purchased Units.

ARTICLE II
PURCHASE PRICE AND CLOSING

Section 2.1   Purchase Price; Working Capital Adjustment.

2.1.1    Purchase Price.  In full consideration for the purchase by the Purchaser of the Purchased Units, the purchase price (the "Purchase Price"), shall be calculated and paid by the Purchaser to IMS Holdco, as set forth below (capitalized terms used in this Article II and not otherwise defined, shall have the meaning ascribed to such terms in Sections 2.1.2  below):

(a)       Closing Payment.  At the Closing, the Purchaser shall pay to IMS Holdco an amount equal to $20,000,000 ("CP").

(b)       Working Capital Payment.  If the Effective Date Working Capital, as finally determined pursuant to the procedures set forth in Section 2.1.3, is less than the Target Working Capital (such difference being referred to herein as the "Working Capital Shortfall"), then within five business days after the Special Determination (as defined in Section 2.1.3(i) below) and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.1.3, (A) IMS Holdco shall pay to the Purchaser 75% of the Working Capital Shortfall and (B) immediately thereafter, IMS Holdco and the Purchaser shall contribute to the capital of the Company as a contribution to capital, 25% and 75%, respectively, of the Working Capital Shortfall.  If IMS Holdco fails to make all or any portion of the payment referred to in (A) above or the contribution referred to in (B) above, in addition to any other legal remedies available to it, the Purchaser shall have the right to offset any remaining unpaid amount against any future Purchase Price payments to IMS Holdco, which in the case of (B) above shall then be contributed by the Purchaser to the capital of the Company in respect of IMS Holdco's obligation under (B) above.  If the Effective Date Working Capital, as finally determined pursuant to the procedures set forth in Section 2.1.3, is greater than Target Working Capital, within five days after the Special Determination and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.1.3, the Company shall make a distribution to IMS Holdco in the amount of the difference between Target Working Capital and the Effective Date Working Capital. Any amount paid pursuant to this Section 2.1.1(b) shall be referred to as the "Working Capital Payment."

(c)       Top-Up Payments. The Purchaser shall pay to IMS Holdco the following top-up payments (the "Top-Up Payments"):

(i)      On or prior to the first anniversary of the Closing, the Purchaser shall pay to IMS Holdco an amount equal to $3,333,333 (the "Initial Top-Up Amount"), plus interest thereon accruing at a rate of 6% per annum from the Closing through the date of such payment; provided, however, in the event that on or before December 31, 2010 changes in United States federal long-term capital gains tax rates are enacted, which will result in an increase in 2011 federal long-term capital gains rates over 2010 federal long-term capital gains rates (the difference between such rates being referred to herein as the "LTG Rate Increase"), then, at the election of IMS Holdco (which election must be made by IMS Holdco in writing and received by the Purchaser no later than December 20, 2010), such payment shall be made on or prior to December 31, 2010, provided that the Initial Top-Up Amount shall be reduced by an amount equal to the product of (x) the Initial Top-Up Amount times (y) ½ of the LTG Rate Increase.  By way of example, if 2011 federal long-term capital gains rates are increased from 15% to 25%, then the LTG Rate Increase shall be equal to 10%, and, if a payment prior to December 31, 2010 is elected by IMS Holdco, the Initial Top-Up Amount shall be reduced by 5%;

(ii)     on or prior to the second anniversary of the Closing, an amount equal to $3,333,333, plus interest thereon accruing at a rate of 6% per annum from the Closing through the date of such payment; and

(iii)    on or prior to the third anniversary of the Closing, an amount equal to $3,333,334, plus interest thereon accruing at a rate of 6% per annum from the Closing through the date of such payment.

(d)       First Additional Payment. Subject to clause (m) below, within five business days after the determination of Adjusted GAAP PBT for calendar year 2010 and any adjustments thereto shall have become binding on the parties in accordance with the Operating Agreement, the Purchaser shall pay to IMS Holdco the First Additional Payment ("FAP"), calculated as follows:

FAP = Applicable Percentage x 22.5% x 2010 Adjusted GAAP PBT

; provided, however, in the event that 2010 Adjusted GAAP PBT were less than $5,333,333, then FAP shall equal (A) the excess, if any, of (i) 2010 Adjusted GAAP PBT over (ii) $4,000,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage.

(e)       Second Additional Payment. Subject to clause (m) below, within five business days after the determination of Adjusted GAAP PBT for calendar year 2011 and any adjustments thereto shall have become binding on the parties in accordance with the Operating Agreement, the Purchaser shall pay to IMS Holdco the Second Additional Payment ("SAP"), calculated as follows:

SAP = Applicable Percentage x 22.5% x 2011 Adjusted GAAP PBT

; provided, however, in the event that 2011 Adjusted GAAP PBT were less than $8,000,000, then SAP shall equal (A) the excess, if any, of (i) 2011 Adjusted GAAP PBT over (ii) $6,000,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

; provided further, however, in the event that 2010 Adjusted GAAP PBT were less than $4,000,000 then for purposes of the calculations of SAP above, 2011 Adjusted GAAP PBT shall be reduced by the amount of such shortfall.

(f)        Third Additional Payment. Subject to clause (m) below, within five business days after the determination of Adjusted GAAP PBT for calendar year 2012 and any adjustments thereto shall have become binding on the parties in accordance with the Operating Agreement, the Purchaser shall pay to IMS Holdco the Third Additional Payment ("TAP"), calculated as follows:

TAP = Applicable Percentage x 22.5% x 2012 Adjusted GAAP PBT

; provided, however, in the event that 2012 Adjusted GAAP PBT were less than $8,000,000, then TAP shall equal (A) the excess, if any, of (i) 2012 Adjusted GAAP PBT over (ii) $6,000,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

; provided further, however, in the event that (x) the sum of 2010 Adjusted GAAP PBT and 2011 Adjusted GAAP PBT minus (y) (i) the sum of (A) FAP divided by the Applicable Percentage applicable to FAP and (B) SAP divided by the Applicable Percentage applicable to SAP divided by (ii) 90% minus (z) the 2010 Growth Payment (as defined in Section 2.1.1(i)(ii) herein), were less than $10,000,000, then for purposes of the calculations of TAP above, 2012 Adjusted GAAP PBT shall be reduced by the amount of such shortfall.

(g)       Fourth Additional Payment. Subject to clause (m) below, within five business days after the determination of Adjusted GAAP PBT for calendar year 2013 and any adjustments thereto shall have become binding on the parties in accordance with the Operating Agreement, the Purchaser shall pay to IMS Holdco the Fourth Additional Payment ("FOAP"), calculated as follows:

FOAP = Applicable Percentage x 22.5% x 2013 Adjusted GAAP PBT

; provided, however, in the event that 2013 Adjusted GAAP PBT were less than $8,000,000, then FOAP shall equal (A) the excess, if any, of (i) 2013 Adjusted GAAP PBT over (ii) $6,000,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

; provided further, however, in the event that (x) the sum of 2010 Adjusted GAAP PBT, 2011 Adjusted GAAP PBT and 2012 Adjusted GAAP PBT minus (y) (i) the sum of (A) FAP divided by the Applicable Percentage applicable to FAP, (B) SAP divided by the Applicable Percentage applicable to SAP and (C) TAP divided by the Applicable Percentage applicable to TAP divided by (ii) 90% minus (z) the 2010 Growth Payment, were less than $16,000,000, then for purposes of the calculations of FOAP above, 2013 Adjusted GAAP PBT shall be reduced by the amount of such shortfall.

(h)       Final Additional Payment.  Subject to clause (m) below, within five business days after the determination of Adjusted GAAP PBT for calendar year 2014 and any adjustments thereto shall have become binding on the parties in accordance with the Operating Agreement, the Purchaser shall pay to IMS Holdco the Final Additional Payment ("FIAP"), calculated as follows:

FIAP = Applicable Percentage x 22.5% x 2014 Adjusted GAAP PBT

; provided, however, in the event that 2014 Adjusted GAAP PBT were less than $8,000,000, then FIAP shall equal (A) the excess, if any, of (i) 2014 Adjusted GAAP PBT over (ii) $6,000,000, multiplied by (B) 90%, multiplied by (C) the Applicable Percentage;

; provided further, however, in the event that (x) the sum of 2010 Adjusted GAAP PBT, 2011 Adjusted GAAP PBT, 2012 Adjusted GAAP PBT and 2013 Adjusted GAAP PBT minus (y) (i) the sum of (A) FAP divided by the Applicable Percentage applicable to FAP, (B) SAP divided by the Applicable Percentage applicable to SAP, (C) TAP divided by the Applicable Percentage applicable to TAP and (D) FOAP divided by the Applicable Percentage applicable to FOAP divided by (ii) 90% minus (z) the 2010 Growth Payment, were less than $22,000,000, then for purposes of the calculations of FIAP above, 2014 Adjusted GAAP PBT shall be reduced by the amount of such shortfall.

(i)        Extra Payment; 2010 Growth Payment.

(i)       (A) The Purchaser shall pay to IMS Holdco an amount equal to $666,666 in respect of the calendar year associated with FAP, such payment to be made in 3 equal installments of $222,222 on the last day of each calendar quarter of the calendar year associated with FAP, commencing with the last day of the second calendar quarter of such calendar year and (B) the Purchaser shall pay to IMS Holdco an amount equal to $1,000,000 in respect of the calendar years associated with SAP or TAP, as the case may be, such payments to be made in 4 equal installments of $250,000 on the last day of each calendar quarter of the calendar years associated with SAP or TAP, as the case may be (each payment under (A) and (B), an "Extra Payment", and collectively, the "Extra Payments"); provided, however, IMS Holdco shall not be entitled to receive the applicable Extra Payment in the event that Adjusted GAAP PBT for the applicable calendar quarter is less than $250,000.

(ii)      Simultaneously with the payment of FAP, on the date FAP is paid to IMS Holdco, the Purchaser shall pay to IMS Holdco an amount equal to: (x) 50% times (y) the excess, if any, of (A) 2010 Adjusted GAAP PBT over (B) $5,906,849 (the "2010 Growth Payment").

(j)        Limitations.  As of any date during the period commencing on the Effective Date and ending on December 31, 2014, in the event the amount equal to (A) aggregate Adjusted GAAP PBT through such date less (B) the sum of the fractions, the numerators of which are each Additional Payment paid or payable through such date, and the denominators of which are the Applicable Percentage applicable to such Additional Payment divided by 90%, less (C) the 2010 Growth Payment, less (D) the aggregate amount of Extra Payments, results in an amount equal to or in excess of $30,000,000, then thereafter each of the provisos set forth in Sections 2.1.1(d) through (h) shall no longer be applicable.

(k)       No Negative Payments. Notwithstanding the potential reduction of Adjusted GAAP PBT as set forth in Sections 2.1.1(e) through (h) above, in the event that the calculation of FAP, SAP, TAP, FOAP or FIAP, as the case may be, results in an amount which is less than zero, such Purchase Price component shall be deemed to be zero.

(l)        Payment of the Purchase Price. Payment of each component of the Purchase Price and any payment that is required to be made under this Section 2.1 shall be made in United States dollars by the Purchaser by direct wire transfer to the account of IMS Holdco, as set forth on Schedule 2.1.1 (or to such other account as IMS Holdco may notify the Purchaser in writing).  Each of FAP, SAP, TAP, FOAP or FIAP, the Extra Payments and the 2010 Growth Payment, as the case may be, shall be deemed to include imputed interest, to the extent required by the Internal Revenue Code of 1986, as amended (the "Code").

(m)      Termination of Additional Payments.  Upon the exercise of a Call under Section 10.2(a) of the Operating Agreement, the delivery of a Sale Request Acceptance Notice or the consummation of a sale to a Prospective Purchaser (as such terms are defined in the Operating Agreement), as the case may be, pursuant to Section 10.2 of the Operating Agreement (each a "Sale Event"), IMS Holdco's right to receive any Additional Payments based upon Adjusted GAAP PBT for, or otherwise in respect of, the calendar year in which the applicable Sale Event occurred or for any calendar year(s) thereafter, shall cease, and the obligation of the Purchaser to pay to IMS Holdco any such Additional Payments shall terminate, contemporaneously with the applicable Sale Event.

2.1.2        Definitions.

(i)            "Additional Payments" shall mean the aggregate amount of the payments made in Sections 2.1.1(d) through (h).

(ii)           "Adjusted GAAP PBT" with respect to any year, shall mean Adjusted GAAP PBT (as defined and calculated pursuant to the Operating Agreement) for such year; provided, however, solely with respect to calendar year 2010, 2010 Adjusted GAAP PBT shall be calculated for the period commencing on May 1, 2010 and ending on December 31, 2010.

(iii)          "Applicable Percentage" shall mean, with respect to any Additional Payment, a percentage equal to the result of (A)(x) the average number of Class B Units of the Company owned by IMS Holdco during the calendar year for which Adjusted GAAP PBT is used to calculate such Additional Payment (such average being determined as the quotient of (1) the sum of the products of the varying numbers of Class B Units so owned by IMS Holdco by the number of days in such year each such number was owned by IMS Holdco, and (2) 365 or 366 days, as applicable for such year), divided by (y) the average total number of outstanding Class A Units and Class B Units for such year (calculated on the same basis as provided in the parenthetical under (A)(x) above), divided by (B) 25%.

(iv)          "Effective Date Working Capital" means the current assets of the Company and its subsidiaries, if any, less the current liabilities of the Company and the subsidiaries, if any, as of the close of business as of the Effective Date in accordance with GAAP; provided, however, an amount equal to $366,273 identified on Schedule 3.23(iv) shall not be treated as a current liability solely for purposes of determining the Effective Date Working Capital.

(v)           "GAAP" shall mean United States generally accepted accounting principles consistently applied.

(vi)          "Target Working Capital" means an amount equal to $1.00.

2.1.3        Accounting Procedures.

(i)            The Purchaser shall, or shall cause BDO Seidman LLP, or another independent accounting firm chosen by the Purchaser (the "Accountants"), at the Purchaser's expense, as soon as practicable after the Closing, to prepare in accordance with GAAP and deliver to the Representative, a report containing a consolidated balance sheet of the Company and its subsidiaries, if any, as of the close of business as of the Effective Date immediately after the consummation of the transactions effected by the Conveyance Document (the "Closing Balance Sheet"), together with a statement of the Accountants based upon such report which sets forth the Effective Date Working Capital (the "Special Determination").  The Purchaser shall have the option, in its sole discretion (and at its sole expense) to instruct the Accountants to audit or perform agreed upon procedures on the Closing Balance Sheet and to determine the scope of such audit or procedures.  If the Representative does not agree that the Special Determination correctly states the Effective Date Working Capital, the Representative shall promptly (but not later than 30 days after the delivery to him of the Special Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted).  If the Representative and the Purchaser reconcile their differences, the Effective Date Working Capital calculation shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  If the dispute relates to an accounting issue and if the Representative and the Purchaser are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to the Purchaser (the "Reconciliation Period"), the accounting items in dispute shall be submitted to a mutually acceptable accounting firm (other than the Accountants) (the "Independent Auditors") for final determination.  The Effective Date Working Capital calculation shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  The Independent Auditors shall consider only the accounting items in dispute and shall be instructed to act within 20 days (or such longer period as the Representative and the Purchaser may agree) to resolve all accounting items in dispute.  If the dispute involves a non-accounting issue and such dispute cannot be reconciled within the Reconciliation Period, the dispute shall be settled by a court of competent jurisdiction.  If the Representative does not give written notice of any exception within 30 days after the delivery to him of the Special Determination or if the Representative gives written notification of his acceptance of the Effective Date Working Capital prior to the end of such 30 day period, the Effective Date Working Capital set forth in the Special Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

(ii)           In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of it under this Section 2.1.3, then the Purchaser and the Representative agree to select another accounting firm (other than the Accountants) to perform the services to be performed under this Section 2.1.3 by the Independent Auditors.  If the Purchaser and the Representative fail to select the Independent Auditors as required by Section 2.1.3(i) above within seven days after the expiration of the Reconciliation Period or fail to select another accounting firm within seven days after it is determined that the Independent Auditors will not perform the services required, either the Purchaser or the Representative may request the Judicial Arbitration and Mediation Services, Inc. ("JAMS") located in New York, New York, or if JAMS is not so located, in the jurisdiction of closest proximity to New York, New York to appoint an independent firm of certified public accountants to perform the services required under this Section 2.1.3 by the Independent Auditors.  The fees of JAMS shall be shared equally by the Purchaser and IMS Holdco.  For purposes of this Section 2.1.3 the term "Independent Auditors" shall include such other accounting firm chosen in accordance with this Section 2.1.3(ii).

(iii)          The Independent Auditors shall determine the party (i.e., the Purchaser or the Representative) whose asserted position as to the calculation of the Effective Date Working Capital is furthest from the determination of the Effective Date Working Capital by the Independent Auditors, which non-prevailing party shall pay the fees and expenses of the Independent Auditors and shall reimburse the prevailing party for the portion of the fees of JAMS previously paid by it.

2.1.4        Examination of Books and Records.  The books and records of IMS Holdco (with respect to periods prior to the Closing Date) and the Company and its subsidiaries (if any) shall be made available during normal business hours upon reasonable advance notice at the principal office of the Company, to the parties hereto, the Accountants and the Independent Auditors to the extent required to determine the calculations required under Section 2.1.  The Principals, on the one hand, and the Purchaser, on the other hand, shall make available to the other party and their representatives (including auditors) any back-up materials generated by them in making any determinations hereunder or to support a position that is contrary to the position taken by the other party.

Section 2.2       Closing.   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement effective as of the Effective Date, at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019 or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto (the date of closing is referred to as the "Closing Date").  The transactions contemplated by this Agreement shall be effective as of the Effective Date and the Assets (as defined in the Conveyance Document) transferred to the Company shall be those owned by the Company as of the Effective Date, subject to transactions in the ordinary course of business between the Effective Date and the Closing Date.  After the Effective Date and through the Closing Date, the operations of IMS Holdco will be for the account of the Company, and any gain or loss during such period shall inure to the Company’s detriment or benefit.

Section 2.3       Third Party Consents.  Anything in this Agreement to the contrary notwithstanding, in the event an assignment or purported assignment to the Company of any of the agreements, contracts or commitments of IMS Holdco pursuant to the Conveyance Document or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in the Company receiving all of the rights of IMS Holdco thereunder, such agreement, contract or commitment shall be deemed not to have been assigned to the Company.  In those circumstances, if reasonably requested by the Purchaser, after the Closing, IMS Holdco and the Principals will use their best efforts to obtain any such consent (excluding the payment of any fees).  If such consent is not obtained and is required to effectively assign any agreement, contract or commitment to the Company, the Principals and IMS Holdco will reasonably cooperate with the Company to provide the Company with the full claims, rights and benefits thereunder, including enforcement at the cost and for the benefit of the Company of any and all rights of IMS Holdco, against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by IMS Holdco in respect thereof shall be held for and paid over to the Company.

Section 2.4        Further Assurance; Post Closing Cooperation. IMS Holdco will, from time to time, at the request of the Purchaser, whether at or after the Closing Date, execute and deliver such other and further instruments of conveyance, assignment, transfer and consent necessary for the conveyance, assignment and transfer of the Assets (as defined in the Conveyance Document) pursuant to the Conveyance Document.  Following the Closing, upon reasonable advance notice, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to IMS Holdco or the Company and its subsidiaries, if any, in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority (as defined in Section 3.1.2), (iv) the determination or enforcement of the rights and obligations of any party entitled to indemnification under Article VII, (v) any actual or threatened action or proceeding, and (vi) the verification of the Assets and Assumed Liabilities (as defined in the Conveyance Document).

ARTICLE III
REPRESENTATIONS OF IMS HOLDCO AND THE PRINCIPALS

A.  Each of the Principals severally represents and warrants to and with the Purchaser, as follows:

Section 3.1       Execution and Validity of Agreements; Restrictive Documents.

3.1.1        Execution and Validity.  The Principal has the full legal right and capacity to enter into this Agreement and to perform his or her respective obligations hereunder.  This Agreement has been duly and validly executed and delivered by such Principal and, assuming due authorization, execution and delivery by the Purchaser, IMS Holdco and each other Principal a party hereto, constitutes a legal, valid and binding obligation of such Principal, enforceable against such Principal in accordance with its terms.

3.1.2        No Restrictions.  There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision ("Governmental or Regulatory Authority"), and no legal, administrative or arbitration proceeding is pending or, to such Principal's knowledge, threatened against the Principal with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by such Principal in connection with the transactions contemplated hereby.

3.1.3        Non-Contravention.  The execution, delivery and performance by the Principal of his or her obligations hereunder and the consummation of the transactions contemplated hereby, will not as of the Closing Date (a) result in the violation by such Principal of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any Governmental or Regulatory Authority, applicable to such Principal, or (b) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require such Principal to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Principal, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, letter of credit, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind, written or oral (collectively, "Contracts"), to which such Principal is a party or by which such Principal or any of his or her assets or properties are bound.

3.1.4        Approvals and Consents.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Principal is a party for the execution and delivery of this Agreement by such Principal, the performance by such Principal of his or her obligations hereunder or the consummation of the transactions contemplated hereby.

B.  IMS Holdco and the Principals, jointly and severally, represent and warrant to and with the Purchaser, as follows:

Section 3.2       Existence and Good Standing.  IMS Holdco has the full limited liability company power and authority to enter into this Agreement and the Conveyance Document and to perform its obligations hereunder and thereunder.  The Company has the full limited liability company power and authority to enter into the Conveyance Document and to perform its obligations thereunder. The execution and delivery of this Agreement and the Conveyance Document by IMS Holdco and the Conveyance Document by the Company, and the consummation by such parties of the transactions contemplated hereby and thereby have been duly authorized by all required company action on behalf of such parties.  This Agreement and the Conveyance Document have been duly and validly executed and delivered by IMS Holdco and constitute a legal, valid and binding obligation of IMS Holdco, enforceable against it in accordance with their terms.  The Conveyance Document has been duly and validly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.  The Company and IMS Holdco are each duly organized and are each validly existing and in good standing (including tax status) under the laws of the State of Delaware and the State of New York, respectively, with the full power and authority to own their respective properties and to carry on their respective businesses (the business operated by the Company hereinafter referred to as the "Business") all as and in the places where such properties are now owned or operated or such businesses are now being conducted except where such failure to qualify would not have a material adverse effect on the respective businesses.  The Company and IMS Holdco are each duly qualified, licensed or admitted to do business and each of them is in good company and tax standing in the jurisdictions set forth on Schedule 3.2, which are the only jurisdictions in which the ownership, use or leasing of their respective assets and properties, or the conduct or nature of their respective businesses, makes such qualification, licensing or admission necessary.

Section 3.3       Membership Interests; Equity Ownership; No Options or Restrictions; Subsidiaries and Investments.  The Principals own of record and beneficially have valid title to 100% of the membership interests of IMS Holdco.  IMS Holdco owns of record and beneficially has valid title to 100% of the Membership Units of the Company, including the Purchased Units, and such ownership is free and clear or all Liens.  Except as set forth on Schedule 3.3, there are no outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any equity or ownership or proprietary interest of the Company, or which grants any Person other than IMS Holdco the right to share in the earnings of the Company.  Except as set forth on Schedule 3.3, the Company does not, directly or indirectly, own any equity interest in or have any voting rights with respect to any Person.  There are no outstanding subscriptions, options, rights, warrants, calls, commitments or arrangements of any kind to acquire any of the Purchased Units and there are no agreements or understandings with respect to the sale or transfer of any of the Purchased Units other than this Agreement. There is no suit, action, claim, investigation or inquiry by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Principals, threatened, against any Principal or the Company or any of the Purchased Units, with respect to the execution, delivery and performance of this Agreement or the Conveyance Document or the transactions contemplated hereby or thereby or any other agreement entered into by the Principals or IMS Holdco in connection with the transactions contemplated hereby or thereby.

Section 3.4       Financial Statements and No Material Changes.  Schedule 3.4(A) sets forth (a) the unaudited balance sheets of IMS Holdco as at December 31, 2008 and December 31, 2009 and the related unaudited statements of operations for the fiscal years then ended, and (b) the unaudited balance sheets of IMS Holdco as at March 31, 2010 (the "Balance Sheet") and the related unaudited statements of operations for the three months then ended.  Such financial statements have been prepared in accordance with GAAP throughout the periods indicated except as set forth on Schedule 3.4(B).  Each balance sheet fairly presents the financial condition of the entity or entities included within such balance sheet, at the respective date thereof, and reflects all claims against and all debts and liabilities of such entities, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP and the related statements of operations fairly present the results of operations for the respective period indicated.  Except for the transactions consummated pursuant to the Conveyance Document, since March 31, 2010 (the "Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of IMS Holdco or the Company.

Section 3.5       Books and Records.  IMS Holdco did not have and the Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) were not prior to the Effective Date under the exclusive ownership and possession of IMS Holdco and which are not now under the exclusive ownership and possession of the Company.  IMS Holdco or the Principals have delivered to the Purchaser complete and correct copies of the Certificate of Formation and the limited liability company agreement of the Company in effect immediately prior to the execution of this Agreement.

Section 3.6       Title to Properties; Encumbrances; No Prior Activities.

3.6.1        Title to Properties; Encumbrances.  Except for the Excluded Assets listed in the Conveyance Document, IMS Holdco had and the Company now has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by IMS Holdco (real, personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, (b) all the properties and assets purchased or otherwise contracted for by IMS Holdco since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business) and (c) all monies received from clients of the Company (including, without limitation, all monies received in connection with the Company's media purchase obligations on behalf of its clients), in each case free and clear of all Liens, except for Liens set forth on Schedule 3.6.  The property, plant and equipment conveyed by IMS Holdco to the Company, whether owned or otherwise contracted for, is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used, including the Business.

3.6.2        No Prior Activities.  The Company was created solely for the purpose of engaging in the transactions contemplated by the Conveyance Document and this Agreement.  The Company has not engaged in any activities other than in connection with its formation, the negotiation, execution and delivery of this Agreement, the Conveyance Document and the Operating Agreement, and the consummation of the transactions contemplated hereby and thereby.  Except for liabilities incurred in connection with its formation and the consummation of the transactions contemplated by this Agreement, the Conveyance Document and the Operating Agreement, the Company has not incurred any liabilities or entered into any agreements or arrangements with any Person.  As of the Closing Date, (x) neither Media Time Sales LLC nor Performance Fuel Network LLC (collectively, the "Retained Subsidiaries") are engaged in any operational or business activities and (y) the Retained Subsidiaries do not have any liabilities whatsoever or any obligations with respect to any agreements or arrangements with any Person.

Section 3.7       Real Property.

3.7.1        Owned Real Property. The Company does not own any real property (including ground leases) or hold a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property.

3.7.2        Leased Real Property.  Schedule 3.7.2 contains an accurate and complete list of all real property leases, subleases, real property licenses and other occupancy agreements, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by the Company, or by IMS Holdco and assigned to the Company pursuant to the Conveyance Document, to which the Company is a party (as lessee, sublessee, lessor, sublessor, licensor or licensee) (each individually, a "Real Property Lease" and collectively, the "Real Property Leases").  Each Real Property Lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2) is valid, binding and in full force and effect; all rents and additional rents and other sums, expenses and charges due thereunder to date on each such Real Property Lease have been paid; and the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor.  There exists no default or event of default by IMS Holdco or the Company or to the knowledge of the Principals by any other party to any Real Property Lease; and there exists no occurrence, condition or act (including the purchase of the Purchased Units hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by IMS Holdco or the Company under any Real Property Lease, and there are no outstanding claims of breach or indemnification or notice of default or termination of any Real Property Lease.  IMS Holdco held and the Company now holds the leasehold estate on all the Real Property Leases free and clear of all Liens except as set forth on Schedule 3.7.2.  The real property leased by IMS Holdco and/or the Company is in a state of good maintenance and repair (ordinary wear and tear excepted), adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased real properties.  IMS Holdco was, and the Company now is, in physical possession and actual and exclusive occupation of the whole of each of its leased properties.  No environmental claim has been made against IMS Holdco or the Company with respect to any Real Property Lease.  Neither IMS Holdco nor the Company owes any brokerage commission with respect to any of the Real Property Leases.

Section 3.8       Contracts.  Schedule 3.8 hereto contains an accurate and complete list of the following Contracts (whether written or oral, but indicating which Contracts are oral) to which the Company is currently a party or IMS Holdco was a party immediately prior to the assignment of the same to the Company pursuant to the Conveyance Document (and Schedule 3.8 indicates if a listed item has not been assigned to and assumed by the Company pursuant to the Conveyance Document): (a) all Plans (as such term is defined in Section 3.19), (b) any personal property lease with a fixed annual rental of $10,000 or more, (c) any Contract relating to capital expenditures which involves payments of $25,000 or more in any single transaction or series of related transactions, (d) any Contract relating to the making of a loan or advance to or investment in, any other Person, (e) any agreement, instrument or arrangement evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise, (f) any management service, employment, consulting or similar type of Contract which is not cancelable by the Company or IMS Holdco without penalty or other financial obligation within 30 days, (g) any Contract limiting the Company's freedom to engage in any line of business or to compete with any other Person, including, without limitation, any agreement limiting the ability of the Company or IMS Holdco or any of their respective affiliates to take on competitive accounts during or after the term thereof, (h) any collective bargaining or union agreement, (i) any Contract between the Company, on the one hand, and any officer or director thereof, on the other hand, not covered by subsection (f) above (including indemnification agreements), (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business), (k) any agreement with respect to any Intellectual Property (as defined in Section 3.14) other than "shrink-wrap" and similar end-user licenses, (l) any agreement with a client required to be listed on Schedule 3.16, (m) any agreement, indenture or other instrument which restricts the ability of the Company or any of its subsidiaries to make distributions in respect of its equity, (n) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (m) above, (o) any Contract (not covered by another subsection of this Section 3.8) which involves $25,000 or more over the unexpired term thereof and is not cancelable by the Company, without penalty or other financial obligation within 30 days; provided, however, Contracts of a similar nature which individually do not involve $25,000 but in the aggregate involve $25,000 or more over the unexpired terms shall also be set forth on Schedule 3.8, (p) any Contract with a media buying service; provided, however, commitments to purchase media in the ordinary course of business do not have to be set forth on Schedule 3.8, and (q) any agreement (not covered by another subsection of this Section 3.8) between the Company, on the one hand, and any member of the Company, on the other hand. Notwithstanding anything to the contrary contained above, (x) commitments to media and production expenses which are fully reimbursable from clients, and (y) estimates or purchase orders given in the ordinary course of business relating to the execution of projects, do not have to be set forth on Schedule 3.8. Each Contract which has been assigned to and assumed by the Company pursuant to the Conveyance Document, including without limitation, those required to be set forth on Schedule 3.8, is in full force and effect, and there exists no default or event of default by the Company or IMS Holdco or, to the knowledge of the Principals, by any other party, or occurrence, condition, or act (including the purchase of the Purchased Units hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.  Summaries of all oral Contracts contained on Schedule 3.8 are complete and accurate in all material respects.

Section 3.9       Non-Contravention; Approvals and Consents.   The execution, delivery and performance by the Principals, the Company and IMS Holdco of their respective obligations under this Agreement and the Conveyance Document and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation and limited liability company agreement (or other comparable documents) of the Company or IMS Holdco; (b) result in the violation by the Company or IMS Holdco of any Laws or Orders of any Governmental or Regulatory Authority, or (c) if the consents and notices set forth in Schedule 3.9 are obtained, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company or IMS Holdco to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of their respective assets or properties, or under any of the terms, conditions or provisions of any Contract to which the Company or IMS Holdco is a party or by which the Company or IMS Holdco or any of their respective assets or properties are or were bound.  Except as set forth in Schedule 3.9, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or IMS Holdco is a party, or by which their respective assets or properties were or are bound, for the execution and delivery of this Agreement or the Conveyance Document, the performance by the Company or IMS Holdco of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

Section 3.10     Litigation.  Except as set forth on Schedule 3.10, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Principals, any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of the Principals, threatened, against the Company or IMS Holdco with respect to this Agreement or the transactions contemplated hereby or by the Conveyance Document, or any other agreement entered into by the Company or IMS Holdco in connection with the transactions contemplated hereby, or against or affecting the Business or the assets transferred to the Company pursuant to the Conveyance Document; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation.  Neither the Company nor IMS Holdco is subject to any Order entered in any lawsuit or proceeding. Schedule 3.10 also sets forth with respect to each pending or, to the knowledge of the Principals, threatened action, suit or proceeding listed thereon, the amount of costs, expenses or damages the Company or IMS Holdco has incurred to date and reasonably expects to incur through the conclusion thereof.

Section 3.11    Taxes.   Each of IMS Holdco and the Company have timely completed and filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign (if any) tax or information returns (including estimated tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by each of them.  The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by IMS Holdco or the Company pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local or foreign law.  All Taxes shown on said returns to be due and all other Taxes due and owing (whether or not shown on any Tax return) have been paid and all additional assessments received prior to the Closing Date have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11.  Each of IMS Holdco and the Company has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods.  Each of IMS Holdco and the Company have withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, members, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods.  The amount set up as an accrual for Taxes (aside from any reserved for deferred Taxes established to reflect timing differences between book and Tax accrual) on the Balance Sheet (as opposed to the notes thereto) is sufficient for the payment of all unpaid Taxes of IMS Holdco, whether or not disputed, for all periods ended on and prior to the date thereof.  Since the Balance Sheet Date, IMS Holdco has not incurred any liabilities for Taxes other than in the ordinary course of the business of IMS Holdco consistent with past custom and practice. To the knowledge of the Principals, no member, manager, director or officer (or employee responsible for Tax matters) of IMS Holdco or the Company has any reason to believe that any authorities may assess any additional Taxes for any period for which Tax returns have been filed.  The Principals have delivered to the Purchaser correct and complete copies of all federal, state and local income tax returns filed with respect to IMS Holdco and the Company that were requested by the Purchaser.  Except as set forth on Schedule 3.11, none of the federal, state or local income tax returns of either IMS Holdco or the Company have ever been audited by the Internal Revenue Service or any other Governmental or Regulatory Authority.  No examination of any return of IMS Holdco or the Company is currently in progress, and neither IMS Holdco nor the Company has received notice of any proposed audit or examination.  No deficiency in the payment of Taxes by IMS Holdco or the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement.  Neither IMS Holdco nor the Company has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it.  Neither IMS Holdco nor the Company has been a member of an affiliated group filing consolidated federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return.  Neither IMS Holdco nor the Company will be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) in income for any period ending after the Closing Date, or as a result of a change for any period that may be required by law in connection with this transaction.  Neither IMS Holdco nor the Company is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  Neither IMS Holdco nor the Company is or has been a U.S. real property holding corporation within the meaning or Section 897 of the Code and none of the Principals or IMS Holdco are nonresident alien individuals within the meaning of Section 871(b)(1) of the Code.  Neither IMS Holdco nor the Company has entered into any Tax sharing or indemnification agreement with any party.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.  Since its inception, IMS Holdco has been treated as a partnership for federal, state, local and foreign income tax purposes and will continue to be treated as a partnership through the Closing Date. Since its formation, the Company has been treated as disregarded entity within the meaning of Treasury Regulation Section 301.7701-3 for federal, state and local income tax purposes.

Section 3.12     Liabilities.  Except for the Assumed Liabilities (as defined in the Conveyance Document) set forth in the Conveyance Document, or as set forth on Schedule 3.12, neither the Company nor IMS Holdco has any outstanding claims, liabilities or indebtedness of any nature whatsoever as to which the Company is or may become responsible (collectively in this Section 3.12, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed by IMS Holdco, the Company and the Principals on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice of IMS Holdco or the Company, as the case may be.

Section 3.13     Insurance.  Schedule 3.13 contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation and other insurance policies currently in effect that insure the property, assets, Business and employees of the Company, including but not limited to the property, assets, business and employees of IMS Holdco that were transferred to the Company pursuant to the Conveyance Document (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither IMS Holdco nor the Company has received any notice of cancellation or termination in respect of any such policy or default thereunder.  To the knowledge of the Principals, such insurance policies are placed with financially sound and reputable insurers, and are in amounts and have coverage that are reasonable and customary for Persons engaged in the operation of the Business.  Neither IMS Holdco nor the Company, or to the knowledge of the Principals, the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 3.13 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.  Within the last two years neither IMS Holdco nor the Company has filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of automobile and health insurance policies. None of such policies shall lapse or terminate by reason of the transactions contemplated by this Agreement or the Conveyance Document and all such policies shall continue in effect after the Closing Date for the benefit of the Company.  Neither IMS Holdco nor the Company has received any notice of cancellation of any such policy.  Neither IMS Holdco nor the Company has received written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.13 will not be available in the future on substantially the same terms now in effect. Neither IMS Holdco nor the Company has been refused any insurance or required to pay higher than normal or customary premiums, nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last three years.

Section 3.14     Intellectual Properties.

3.14.1      Definitions.  For purposes of this Agreement, the following terms have the following definitions:

"Intellectual Property" shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents, and applications therefor, and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefor, unregistered copyrights, the content of all World Wide Web sites of a Person and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefor; (f) all industrial designs and any registrations and applications therefor; (g) all trade names, corporate names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (h) any and all Internet domain names and Web sites (including all software and applications, and all components and/or modules thereof), used in connection therewith; and (i) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

"Intellectual Property of the Company" shall mean any Intellectual Property that is owned by the Company (including Intellectual Property transferred by IMS Holdco to the Company pursuant to the Conveyance Document), including Registered IP and Unregistered IP.

"Licensed Intellectual Property" means any Intellectual Property owned by another Person that is used by the Company in the operation of the Business, including Off-the-Shelf Software (as defined below), but excluding rights in or to materials created for clients, to the extent to which such (x) client is the first owner of copyright in such materials or (y) the materials are subject to a written assignment of copyright in favor of clients of the Company.

3.14.2      Representations.  Except as set forth on Schedule 3.14.2, all of the Intellectual Property of IMS Holdco was transferred to the Company pursuant to the Conveyance Document. Schedule 3.14.2 hereto contains an accurate and complete list of all (a) patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, domain names, applications for registered service marks, logos, registered copyrights and applications for registered copyrights which are owned by the Company (the "Registered IP"), (b) all unregistered trademarks, unregistered service marks and material unregistered copyrights which are owned by the Company (the "Unregistered IP") and (c) all Licensed Intellectual Property that is material to the operation of the Business, other than widely distributed off-the-shelf applications subject to shrink-wrap and similar non-negotiated end-user license agreements ("Off-the-Shelf Software"). Except as set forth on Schedule 3.14.2, the registrations and applications of the Registered IP listed on Schedule 3.14.2 are in the name of IMS Holdco, and are valid, in proper form, enforceable and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent and Internet domain names, copyrights and trademark authorities in the United States or other jurisdictions where the Business is conducted for the purposes of maintaining such Intellectual Property registrations, and applications therefor, and no actions (including filing of documents or payments of fees) are due within ninety (90) days after the Closing.  No registration, or application therefor, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any governmental, registration, or other authority in any jurisdiction.  Except as set forth on Schedule 3.14.2, (i) the Company is the sole and exclusive owner of all rights, title and interest in and to the Intellectual Property of the Company, free and clear of all Liens, (ii) no Person has any rights to use any of the Intellectual Property of the Company, (iii) neither IMS Holdco nor the Company has granted to any Person, or authorized any Person to retain, any ownership in the Intellectual Property of the Company, and (iv) all Licensed Intellectual Property in the Company's possession or used in the operation of the Business has been properly licensed from the owner of such Intellectual Property, and the Company possesses all license agreements, certificates or documentation sufficient to substantiate such rights, and the Company is in compliance with, and IMS Holdco has not in the past violated, such license agreements.  Except as set forth on Schedule 3.14.2, the consummation of the transactions contemplated hereby will not result in any loss or impairment of the Company's rights to own or use any Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property. The operation of the Business and use of all Intellectual Property therein does not infringe the Intellectual Property of any other Person. There are no proceedings pending or, to the knowledge of the Principals, threatened against IMS Holdco or the Company with respect to the Intellectual Property, or with respect to any other Intellectual Property, alleging the infringement or misappropriation by IMS Holdco or the Company of any Intellectual Property of any Person, and neither IMS Holdco nor the Company has received notice from any Person that the operation of the Business infringes the Intellectual Property of any Person.  There are no claims pending or, to the knowledge of the Principals, threatened challenging the validity of any Intellectual Property of the Company or any Intellectual Property used by the Company in the conduct of the Business. Neither IMS Holdco nor the Company has entered into or is otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of the Company to use the Intellectual Property of the Company. To the knowledge of the Principals, no Person is infringing or misappropriating any of the Intellectual Property of the Company. All Intellectual Property of the Company was either developed (a) by employees of IMS Holdco within the scope of such employee's employment duties; or (b) by independent contractors or other third parties who have assigned all of their rights therein to IMS Holdco pursuant to a written agreement, and all such employees, independent contractors, and other third parties have waived, pursuant to a written agreement, their moral rights in all such Intellectual Property in favor of the Company or IMS Holdco.  Except as set forth on Schedule 3.14.2, the Intellectual Property of the Company does not contain any software licensed under terms which require, as a condition of the use, modification, or distribution of such software, that other software incorporated into, derived from, or distributed with such software: (x) be disclosed or distributed in source code form; (y) be licensed under terms that permit making derivative works; or (z) be redistributable at no charge to subsequent licensees.

3.14.3      Privacy and Security.  All information or data of any kind possessed by the Company, including but not limited to, personally identifiable information collected from consumers ("PII"), aggregate or anonymous information collected from consumers ("Non-PII") and employee data (collectively, "Data"), has been collected, by IMS Holdco or the Company, or any other Person, and is being maintained, stored, processed and used by the Company, in compliance with all Laws and Orders.  IMS Holdco or the Company has at all times presented a privacy policy ("Privacy Policy") to consumers prior to the collection of any PII or Non-PII online.  The Privacy Policy, and any other representations, marketing materials and advertisements that address privacy issues and the treatment of PII and Non-PII, accurately and completely describe IMS Holdco's and the Company's respective information collection and use practices, and no such notices or disclosures have been inaccurate, misleading or deceptive.  Neither IMS Holdco nor the Company has collected or received any PII from children under the age of 13 without verifiable parental consent or directed any of its websites to children under the age of 13 through which such PII could be obtained.  IMS Holdco and the Company have stored and maintained all Data in a secure manner, using commercially reasonable technical measures, to assure the integrity and security of the Data and to prevent loss, alteration, corruption, misuse and unauthorized access to such Data.  There has been no unauthorized use, access to or disclosure of any Data.  Neither IMS Holdco nor the Company has received any claims, notices or complaints regarding its information practices or use of Data.  The consummation of the transactions contemplated hereby will not result in any loss or impairment of the rights to own and use any Data, nor will such consummation require the consent of any third party in respect of any Data.

Section 3.15     Compliance with Laws.  The Company is, and the Business (including the business conducted by IMS Holdco) has been conducted, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders relating to the regulation or protection of the environment ("Environmental Laws and Orders")) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect (as defined below), including without limitation: (a) all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. Neither IMS Holdco nor the Company has been charged with, or, to the knowledge of the Principals, threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders. The term "Material Adverse Effect" as it applies to IMS Holdco or the Company, shall mean a material adverse effect on its operations, business, prospects, assets or financial condition. The Company has all permits, licenses, and other government certificates, authorizations and approvals ("Required Permits") required by any Governmental or Regulatory Authority for the operation of the Business, except where the failure to have such Required Permits would not reasonably be expected to have a Material Adverse Effect.  All of the Required Permits are in full force and effect and no action or claim is pending, nor to the knowledge of the Principals, threatened, to revoke or terminate any such Required Permit or declare any such Required Permit invalid in any respect.

Section 3.16     Client Relations.  Schedule 3.16 sets forth (a) the 20 largest clients of IMS Holdco (measured by revenues), and the revenues from each such client and from all clients (in the aggregate) for the calendar year ended December 31, 2009 and (b) the clients projected to be the 20 largest clients (measured by revenues) of the Company based on its current profit plan for the twelve months ending December 31, 2010, together with the estimated revenues from each such client and all clients (in the aggregate) for such period.  IMS Holdco and the Principals represent that the estimated revenues set forth on Schedule 3.16 were made in good faith and on a reasonable basis.  Except as set forth on Schedule 3.16, no client of IMS Holdco or the Company has advised IMS Holdco, the Company or any Principal in writing that it is (x) terminating or considering terminating the handling of its business by IMS Holdco or the Company or in respect of any particular product, project or service or (y) planning to reduce its future spending with IMS Holdco or the Company in any material manner; and no client has orally advised the Company, IMS Holdco or any Principal of any of the foregoing events.

Section 3.17     Accounts Receivable; Work-in-Process; Accounts Payable.  The amount of all work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of IMS Holdco and which were transferred to the Company pursuant to the Conveyance Document, as being due to the Company and reflected on the Balance Sheet and the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Balance Sheet and the Closing Balance Sheet) in the ordinary course of business, and none of the accounts receivable or other debts (or accounts receivable arising from any such work-in-process or unbilled invoices) is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment.  The accounts payable set forth on the Balance Sheet, and the accounts payable incurred since the Balance Sheet Date through the Closing Date, represent trade payables resulting from bona fide transactions incurred in the ordinary course of business. There has been no change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Company, or the reserves with respect thereto, or accounts payable of the Company which would have a Material Adverse Effect.

Section 3.18     Employment Relations.  (a) No unfair labor practice complaint against IMS Holdco or the Company is pending before any Governmental or Regulatory Authority; (b) there is no organized labor strike, dispute, slowdown or stoppage pending or to the knowledge of the Principals, threatened against or involving the Business; (c) there are no labor unions representing or, to the knowledge of the Principals, attempting to represent the employees of IMS Holdco who became employees of the Company; (d) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of the Company, IMS Holdco or the Principals and to the knowledge of the Principals, no such claim or grievance has been threatened; (e) no collective bargaining agreement is currently being negotiated by IMS Holdco or the Company; and (f) IMS Holdco did not experience any work stoppage or similar organized labor dispute during the last three years.  Except as set forth on Schedule 3.10, there is no legal action, suit, proceeding or claim pending or, to the knowledge of the Principals, threatened between the Company or IMS Holdco and any employees or former employees of the Company or IMS Holdco, agents or former agents of the Company or IMS Holdco, job applicants or any association or group of any employees of the Company or IMS Holdco, in each case prior to the transfer of the Business to the Company.

Section 3.19     Employee Benefit Matters.

3.19.1      List of Plans.  Schedule 3.8 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, deferred compensation, stock option, restricted stock, stock appreciation rights, phantom stock rights, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, individual retirement programs or arrangements, and all termination, severance or other Contracts, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by IMS Holdco or the Company or any ERISA Affiliate (as defined in Section 3.19.3) for the benefit of any employee of IMS Holdco or the Company (each item listed on Schedule 3.8 being referred to herein individually, as a "Plan" and collectively, as the "Plans").  For purposes of this Agreement, "foreign benefit plan" means each material plan, program or agreement contributed to, sponsored or maintained by either IMS Holdco, the Company or any ERISA Affiliate that is maintained outside of the United States, or that covers primarily employees residing or working outside of the United States, and which would be treated as a Plan had it been a material United States plan, program or agreement.  IMS Holdco has delivered to the Purchaser, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and all summaries of subsequent material modifications relating to a Plan; (c) each current trust agreement or other funding arrangement with respect to each Plan, including insurance contracts; (d) the most recently filed IRS Form 5500 relating to each Plan, if any; (e) the most recently received IRS opinion, advisory or determination letter for each Plan, if any; and (f) the three most recently prepared actuarial reports (if applicable) and financial statements, if any, in connection with each Plan.  None of the Principals, IMS Holdco or the Company has made any commitment, (i) to create or cause to exist any Plan not set forth on Schedule 3.8 or (ii) to modify, change or terminate any Plan.

3.19.2      Severance.  None of the Plans, nor, except as set forth on Schedule 3.19.2, any employment agreement or other Contract to which IMS Holdco or the Company is a party or bound, (a) provides for the payment of or obligates IMS Holdco or the Company to pay separation, severance, termination or similar-type benefits to any Person; or (b) obligates IMS Holdco or the Company to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code, either alone or in conjunction with any subsequent occurrence.

3.19.3      Multi-Employer Plans.  None of IMS Holdco, the Company or any ERISA Affiliate has maintained, contributed to or participated within the preceding three years in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, nor has any obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term "ERISA Affiliate" means any Person that is or has been a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which IMS Holdco or the Company is a member.

3.19.4      Welfare Benefit Plans.  Each of IMS Holdco and the Company has expressly reserved the right, in all Plan documents relating to welfare benefits provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits, and neither IMS Holdco nor any Principal is aware of any fact, event or condition that could reasonably be expected to restrict or impair such right. Except as required under Section 601 of ERISA, none of IMS Holdco, the Company or any ERISA Affiliate has made any promises or commitments to provide, and is not obligated to provide (i) medical benefits (including without limitation through insurance) to retirees or former employees of IMS Holdco, the Company or any ERISA Affiliate or their respective dependants, or (ii) life insurance or other death benefits to retired employees or former employees of IMS Holdco, the Company or any ERISA Affiliate or their respective dependants.

3.19.5      Administrative Compliance.  Each Plan is now and has been operated in all material respects in accordance with the requirements of its terms and with all applicable Laws, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economic and Clinical Health Act) and the Code, including, without limitation, all nondiscrimination and minimum coverage requirements of Sections 401(a) and 410(b) thereof, the Age Discrimination in Employment Act, Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, and the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations and authorities published thereunder.  Each of IMS Holdco and the Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and the Principals have no knowledge of any default or violation by any Person under, any Plan.  Except as set forth on Schedule 3.9, no legal action, suit, audit, investigation or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim.  All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by the Company or any such Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Principals, no such proceedings with respect to any insurer are imminent.

3.19.6      Tax-Qualification.  Each Plan which is intended to be qualified under Sections 401(a) or 408(k) of the Code is qualified under Sections 401(a) and 408(k) of the Code (and, if applicable, complies with the requirements of Section 401(k) of the Code), and has received a favorable opinion, advisory or determination letter from the IRS that it is so qualified or is covered by a determination letter issued for master or prototype plans.  Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is exempt under Section 501(a) of the Code; and no fact or event has occurred or condition exists since the date of such opinion, advisory or determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is a foreign benefit plan which is intended to be qualified with the appropriate Governmental or Regulatory Authority in the relevant country has received a favorable determination that it is so qualified, and each trust established in connection with such foreign benefit plan that is intended to be exempt from taxation has received a favorable determination that it is so exempt.

3.19.7      Funding; Excise Taxes.  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA.  None of IMS Holdco, the Company or any ERISA Affiliate has incurred any liability for any excise tax arising under Sections 4971, 4972, 4973, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 409, 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability.  None of IMS Holdco, the Company or any ERISA Affiliate has incurred any liability under, arising out of or by operation of Section 302(c)(11) or Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a "Title IV Plan"); and, no fact, event or condition exists which could give rise to any such liability.  No complete or partial termination has occurred within the five years preceding the Closing Date with respect to any Plan maintained by IMS Holdco, the Company or any ERISA Affiliate, and no reportable event (within the meaning of Section 4043 of ERISA), notice of which has not been waived by the PBGC, has occurred or is expected to occur with respect to any Plan maintained by IMS Holdco, the Company or any ERISA Affiliate. The transactions contemplated by this Agreement and the Conveyance Document will not result in liability to IMS Holdco, the Company or the Purchaser under Section 4069 of ERISA.  No Title IV Plan or Plan subject to Section 302 of ERISA maintained by IMS Holdco, the Company or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan.  None of the assets of IMS Holdco, the Company or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of IMS Holdco, the Company or any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a) (29) of the Code relating to any Plan; and no fact or event exists which could give rise to any such Lien or requirement to post any such security.  As of the Closing Date, no Plan which is a Title IV Plan will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA) and no Plan which is subject to Section 302 of ERISA will have in "accumulated funding deficiency" (within the meaning of Section 302(a)(2) of ERISA).

3.19.8      Tax Deductions.  All contributions, premiums or payments (including all employer contributions and, if applicable, employee salary reduction contributions) required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof.  All such contributions have been fully deducted (to the extent deductible by the Company) or in the case of the current year will be deducted (to the extent deductible by the Company) for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

3.19.9      409A.  With respect to each Plan (and any other arrangement involving the Company) that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code (a "409A Plan"), no event has occurred and no condition exists, that could subject anyone, including any Person, to any tax, fine, penalty or other liability under Section 409A of the Code ("409A Liability").   None of the transactions contemplated by this Agreement could, directly or indirectly, subject anyone or any Person to any 409A Liability.  Each 409A Plan is and has been operated and administered in good faith compliance with 409A of the Code, Treasury Notice 2005-1, the Final Treasury Reg. Sections 1.409A-1 through 1.409A-6, and any subsequent guidance issued thereunder.

Section 3.20     Interests in Customers, Suppliers, Etc.  Except as set forth on Schedule 3.20, neither the Principals nor to the knowledge of the Principals (without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director, or employee of IMS Holdco or the Company immediately prior to the Closing Date, any parent, brother, sister, child or spouse of any such officer, director, key executive or employee of the Company, IMS Holdco or the Principals (collectively, the "Related Group"), or any Person controlled by anyone in the Related Group:

(i)     owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1/4 of 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company), or received or has any right to receive payments from, or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of IMS Holdco or the Company;

(ii)    owns, directly or indirectly (other than through the ownership of Membership Units), in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), that the Company used in the conduct of the Business, other than immaterial personal items owned and used by employees at their work stations; or

(iii)   has any cause of action or other claim whatsoever against, or owes any amount to, IMS Holdco or the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing as of the Closing Date.

Section 3.21     Bank Accounts and Powers of Attorney.  Set forth in Schedule 3.21 is an accurate and complete list showing (a) the name and address of, and account information for, each bank in which IMS Holdco had immediately prior to the transfer of the Business to the Company, or the Company has, an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from IMS Holdco or the Company and a summary statement of the terms thereof.

Section 3.22     Compensation of Employees.

(a)           Schedule 3.22 is an accurate and complete list showing: (a) the names and positions of all employees and exclusive consultants of the Company, or IMS Holdco immediately prior to the transfer of the Business by IMS Holdco to the Company, who are, or were being, compensated at an annualized rate of $50,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 2008 and 2009, and a statement of the projected annual salary, bonus and incentive compensation payable with respect to the calendar year ended December 31, 2010, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of IMS Holdco or the Company; (b) all bonus and incentive compensation paid or payable (whether by agreement, custom or understanding) to any employee of IMS Holdco or the Company not listed in clause (a) above for services rendered or to be rendered during calendar years 2008 and 2009; (c) the names of all retired employees, if any, of IMS Holdco or the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from IMS Holdco or the Company not covered by any pension plan to which IMS Holdco or the Company is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policy of IMS Holdco and the Company.  Neither IMS Holdco nor the Company has, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Effective Date (other than wage increases in the ordinary course of business).  Each of IMS Holdco and the Company has properly classified and compensated all employees and consultants in accordance with all applicable Laws and Orders of any Governmental and Regulatory Authority.

(b)           Except as set forth on Schedule 3.3, the Principals have not agreed or made any written or verbal commitment to give any employee of IMS Holdco or the Company (or any family member or any affiliate of the employee of IMS Holdco or the Company) any portion or share of the Purchase Price in the form of a bonus, gift, award, or any similar type of remuneration.  The Principals agree that, from and after the Effective Date, no portion or proceeds of the Purchase Price shall be used to compensate or give to any employee of IMS Holdco or the Company (or any family member of any employee of IMS Holdco or the Company) a bonus, gift, award, or any similar type of remuneration.

Section 3.23     No Changes Since the Balance Sheet Date.  From the Balance Sheet Date through the Closing Date, except as specifically stated on Schedule 3.23, neither IMS Holdco nor the Company (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000; (v) made any distributions or dividend payments on any shares of its capital stock or equity participation rights, or redeemed, purchased or otherwise acquired any units of Membership Interest, or any option, warrant or other right to purchase or acquire any units of Membership Interest or equity participation rights of IMS Holdco or the Company, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) wrote down the value of any work-in-process, or wrote off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to IMS Holdco or the Company, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from IMS Holdco or the Company at an annual rate of $100,000 or more, or except in the ordinary course of business to any other employees, (x) entered into any employment or exclusive consulting agreement which is not cancelable by IMS Holdco or the Company (and will not be cancelable by the Company) without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures, (xiii) otherwise conducted IMS Holdco's business or the Business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement which is material to their businesses, (xv) renewed, extended or modified any lease of real property or any lease of personal property, except in the ordinary course of business, or (xvi) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

Section 3.24     Corporate Controls.  To the knowledge of the Principals, no officer, authorized agent, employee, consultant or any other Person while acting on behalf of IMS Holdco or the Company, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; participated in any racketeering activity; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and neither IMS Holdco nor the Company have participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

Section 3.25     Brokers.  Except as set forth on Schedule 3.25, no broker, finder, agent or similar intermediary has acted on behalf of the Principals, IMS Holdco or the Company in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees, consulting fees or similar fees or commissions are payable by IMS Holdco, the Company or the Principals in connection therewith based on any agreement, arrangement or understanding with any of them.

Section 3.26     Repayment of Loans.  All (i) intercompany indebtedness and (ii) indebtedness of the Principals to IMS Holdco or the Company has been repaid in full, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice.

Section 3.27     Copies of Documents.  The Principals have caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule.  Summaries of all oral contracts contained on Schedule 3.8 are complete and accurate in all material respects.

ARTICLE IV
REPRESENTATIONS OF THE PURCHASER

The Purchaser represents, warrants and agrees to and with IMS Holdco and the Principals as follows:

Section 4.1       Existence and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

Section 4.2       Execution and Validity of Agreement.  The Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by IMS Holdco and the Principals, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

Section 4.3       Litigation.  There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of their respective properties or rights with respect to this Agreement.  The Purchaser is not subject to any Order entered in any lawsuit or proceeding with respect to this Agreement or the transactions contemplated hereby.

Section 4.4       Non-Contravention; Approvals and Consents.  The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation and bylaws of the Purchaser, (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Purchaser or any of its assets or properties, or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or, except for such Liens as may be created in connection with an MDC Financing (as defined in Section 6.1 hereof), result in the creation or imposition of any Lien upon any of the respective assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation by the Purchaser of the transactions contemplated hereby

Section 4.5       Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Purchaser in connection therewith based on any agreement, arrangement or understanding with either of them.

ARTICLE V
ACTIONS AT CLOSING

Simultaneously herewith:

Section 5.1       Certified Resolutions.  Each of IMS Holdco and the Company shall have delivered to the Purchaser a copy of the resolutions of its Members and Board of Managers, respectively, authorizing the execution, delivery and performance of this Agreement, the Operating Agreement and the Conveyance Document and the transactions contemplated hereby and thereby, as applicable, certified by one of its officers.

Section 5.2       Required Approvals and Consents.  The Company and the Principals shall have obtained or given, at no expense to the Purchaser or MDC Partners, and there shall not have been withdrawn or modified, any consents or approvals or other actions listed on Schedule 3.9 hereof (including without limitation, obtaining all such consents, approvals and/or waivers required under the Contracts listed on Schedule 3.8).  Each such consent or approval shall be in form reasonably satisfactory to counsel for the Purchaser.

Section 5.3       Operating Agreement.  The Company and IMS Holdco shall have entered into the Operating Agreement, together with the Purchaser.

Section 5.4       Employment Agreements. The Principals shall have entered into Employment Agreements with the Company substantially in the form and to the effect of Exhibit C hereto.

Section 5.5       Non-Competition/Non-Solicitation/Non-Servicing Agreements.  The Principals and Dawn Du Mont shall have entered into Non-Competition/Non-Solicitation/Non-Servicing Agreements with the Purchaser and the Company in the form and to the effect of Exhibits D-1 and D-2 hereto.

Section 5.6       Conveyance Document. IMS Holdco and the Company shall have entered into the Conveyance Document.

Section 5.7      Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, the Conveyance Document and all documents incident thereto must be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VI
OTHER AGREEMENTS

Section 6.1       Management of the Company.

6.1.1        MDC Financing.  Notwithstanding anything to the contrary contained in this Agreement, in consideration for the payment of the Purchase Price under Section 2.1 hereof and for other good and valuable consideration, the parties hereto hereby (i) agree that MDC Partners and/or one or more of its affiliates, in connection with its or any of its affiliates' current or future credit facilities, debt offerings (including, without limitation, senior, subordinated or mezzanine debt issued in a public offering or a Regulation S or Rule 144A private placement) or any other debt agreements, shall be entitled to: (w) pledge or grant a security interest in or otherwise have a lien placed upon the Purchaser's Membership Units; (x) pledge or grant a security interest in or to otherwise have a lien placed upon the assets and properties of the Company and/or its subsidiaries; (y) assign all of its rights, benefit, title and interest in the Company and distributions therefrom, including, without limitation, all rights and claims pursuant to and under the Call and/or Sale Request (as such terms are defined in the Operating Agreement) to or to an agent or representative on behalf of, its bank or lender or group of banks or group of lenders from time to time (as applicable and collectively, the "Lender"); and (z) have the Company provide guarantees and such other ancillary security and related documentation as reasonably required by the Lender from time to time (the items in (w), (x), (y) and (z) being collectively referred to as an "MDC Financing"); and (ii) consent unconditionally to (x) the granting of all security and the execution of all documents required in connection with an MDC Financing and the enforcement thereof, where applicable, by the Lender; and (y) any transaction by which the Lender becomes the absolute legal and beneficial owner of any Membership Units which have been pledged or assigned to it.

6.1.2        Effect of Events During Period Membership Units Are Outstanding.  The parties hereto understand and agree that under the terms of the Employment Agreements referred to in Section 5.4, the Principals may be terminated for "cause" or "without cause" (as such terms are defined in such Employment Agreements).  In the event a Principal ceases to be employed by the Company, regardless of the reason therefor, such event shall not affect IMS Holdco's right to receive the Purchase Price under this Agreement.  Each of the parties hereto agrees that if (a) a Principal ceases to be an employee of the Company during the period commencing as of Effective Date through the end of the last year included in the Measuring Period (as defined in the Operating Agreement) with respect to the exercise of a Call or Sale Request resulting in IMS Holdco no longer owing any Class B Units, regardless of the reason therefor, or (b) there are changes in the composition of the Board of Managers of the Company or any of its subsidiaries, if any, no party to this Agreement or any Person claiming a right through such party shall have the right to make a claim that such cessation of employment or change in the composition of the Board of Managers of the Company or any subsidiary, if any (x) constitutes a breach by the Purchaser or any of its affiliates of this Agreement, (y) resulted in an adverse effect on the Purchase Price hereunder forming the basis for a claim against the Purchaser or any of its affiliates, or (z) constitutes an event forming the basis for such party to dispute any calculation required to be made pursuant to the accounting procedures set forth in Section 2.1.3 hereof.

Section 6.2       Tax Matters.

6.2.1        Allocation.  The Principals, IMS Holdco and the Purchaser agree (i) to report for federal, state and local income tax purposes, the transactions contemplated by this Agreement in accordance with Situation 1 of Revenue Ruling 99-5, 1999-1 C.B. 434, and (ii) shall not take, or permit any of its Affiliates to take, a position inconsistent with such treatment unless otherwise required by Law.  The Purchaser shall prepare an allocation of the Purchase Price (and of other capitalized costs) among the assets of the Company.  The Company, the Purchaser, each member of the Company and the Principals shall report, act and file all Tax returns (including, but not limited to, Internal Revenue Service form 8594) in all respects and for all purposes consistent with such allocation prepared by the Purchaser and agreed to by IMS Holdco.  IMS Holdco and/or the Principals shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocation.  None of the Company, any member of the Company, or the Principals shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

6.2.2        Tax Returns.  The parties hereto acknowledge and agree that the Company shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company except as otherwise specifically provided herein or in the Operating Agreement.  The Company shall permit the Purchaser to review and comment on each such Tax return described in the preceding sentence prior to filing.

6.2.3        Tax Cooperation.  The Purchaser, IMS Holdco and the Principals shall cooperate fully, and each shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to Section 6.2.2 or any other Tax returns relating to the operations of IMS Holdco or the Company, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include IMS Holdco's retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser, the Principals and IMS Holdco agree to, and each agree to cause the Company to, (A) retain all books and records with respect to Tax matters pertinent to IMS Holdco and Company relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, IMS Holdco or the Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

6.2.4        Tax Liability.  To the extent that any of the transactions contemplated by the Conveyance Document give rise to sales and/or use tax liability or other transfer, purchase, stamp or recordation documentary tax and fees (collectively, "Sales Taxes"), the Purchaser shall promptly pay such Sales Taxes to the appropriate tax authorities.  IMS Holdco shall cause the Company to deliver to the Purchaser completed returns in respect of any Sales Taxes required to be filed with respect to the transactions contemplated herein (regardless of whether such returns are informational or show liability for Sales Taxes) for filing with the appropriate taxing authority.  The Purchaser and IMS Holdco hereby waive compliance with the bulk sales laws of any applicable jurisdiction, and IMS Holdco and the Principals hereby agree to indemnify and hold harmless the Purchaser and its Affiliates from and against any claims arising out of or due to the failure to comply with such bulk sales laws.

Section 6.3       Equity Securities of IMS Holdco.

(a)           As long as IMS Holdco beneficially owns any equity interests in the Company, no Principal shall sell or in any other way transfer, assign, distribute, pledge, encumber or otherwise dispose of (a "Transfer") any IMS Holdco Interests (as defined below) without the prior written consent of the Purchaser, except with respect to a Transfer of IMS Holdco Interests pursuant to Section 10.2(c) of the Operating Agreement; provided, however, in the event a Principal desires to Transfer, for estate planning purposes, IMS Holdco Interests to a Family Member (as hereinafter defined) of such Principal, the prior written consent of the Purchaser shall not be unreasonably delayed or withheld.  As used herein, the term "Family Member" of any Principal shall mean (i) the spouse and lineal descendants of such Principal, (ii) the spouses of any such descendants, (ii) the legal representatives of any Person that falls within clause (i) or (ii) hereof, and (iii) the trustee of any trust of which any of the Persons falling with clause (i) or (ii) shall be the only beneficiaries entitled to the income or principal.

(b)           From and after the Closing, IMS Holdco covenants and agrees that it shall not, directly or indirectly (i) authorize, create, issue, amend or modify any equity interests (whether common or preferred), subscriptions, options, warrants, rights (including "phantom equity rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind, providing for the purchase, issuance or sale of any membership interests, profits interests, capital interests or equity interests of any kind in IMS Holdco (the "IMS Holdco Interests"); or (ii) provide compensation to any employee of the Company or any subsidiary, if any, except to the extent such employee was entitled or eligible to receive such compensation at the time of, and as a result of, the Closing.  IMS Holdco further covenants and agrees that it shall not, directly or indirectly modify or amend IMS Holdco's Second Amended and Restated Operating Agreement (as amended through the Effective Date) dated February 2007, a copy of which is attached hereto as Exhibit E (the "IMS Holdco Operating Agreement").  Notwithstanding anything contained in this Section 6.3(b) to the contrary, the Principals shall be entitled to amend the IMS Holdco Operating Agreement and such amendment shall not be deemed to be in violation of this Section 6.3(b), so long as such amendment only results in a modification with respect to the IMS Holdco Interests owned by the Principals, and does not result in the issuance of any IMS Holdco Interests to any Person other than the Principals.

Section 6.4       Change of Name; Post-Closing Dissolutions.  At the Closing or a soon as practicable after the Closing Date, IMS Holdco shall execute appropriate documents to change its name to a name dissimilar to "Integrated Media Solutions", and promptly thereafter shall file any necessary documents to reflect the name change with the New York Secretary of State and the appropriate authorities in the other states in which it is qualified to do business.  As soon as practicable after the Closing Date, IMS Holdco shall execute appropriate documents to dissolve each of the Retained Subsidiaries, and promptly thereafter shall file any necessary documents to reflect such dissolutions with the New York Secretary of State and the appropriate authorities in the other states in which the Retained Subsidiaries are qualified to do business.

ARTICLE VII
SURVIVAL; INDEMNITY

Section 7.1       Survival.   Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate or document delivered at the Closing by any other party.  Subject to the limitations set forth in Section 7.6, the respective representations, warranties, covenants and agreements of IMS Holdco, the Principals and the Purchaser contained in this Agreement shall survive the Closing.

Section 7.2       Obligation of IMS Holdco and the Principals to Indemnify.

7.2.1        General Indemnity.  Subject to the limitations contained in Sections 7.6.1 and 7.6.2, IMS Holdco and the Principals hereby agree, jointly and severally, to indemnify the Purchaser and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Purchaser and their affiliates (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III.B hereof or in any certificate delivered by IMS Holdco or the Principals at the Closing or otherwise in connection herewith; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of IMS Holdco and the Principals contained in Article III.B hereof or in any certificate delivered by IMS Holdco and the Principals at the Closing or otherwise in connection herewith; (c) any breach or failure by IMS Holdco or any Principal to comply with, perform or discharge any obligation, agreement or covenant by IMS Holdco and the Principals contained in this Agreement; (d) any liability or obligation or any assertion against any Purchaser Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Asset or any Retained Liability (as such terms are defined in the Conveyance Document) or other liability arising, in whole or in part, out of the conduct of the business of IMS Holdco, the Company or any of its subsidiaries, if any, prior to the Closing except for the Assumed Liabilities (as such term is defined in the Conveyance Document); (e) any litigation or claim disclosed on Schedule 3.10 to this Agreement; (f) any liability or obligation arising out of or relating, directly or indirectly, to the classification of any individual performing services for IMS Holdco (i) as an independent contractor, (ii) as a freelancer, (iii) as a consultant or (iv) in any other capacity other than as an employee; (g) any liability or obligation arising out of or relating, directly or indirectly, to any violation by IMS Holdco, on or prior to the Closing, of the Fair Labor Standards Act or any similar state or local wage and hour Law, Order, ordinance or regulation; and (h) any liability or obligation in connection with that certain Consulting Agreement by and among the Principals, Dawn Du Mont and IMS Holdco dated March 23, 2009.

7.2.2        Special Indemnity.  Subject to the limitations contained in Sections 7.6.1 and 7.6.2, each of the Principals hereby severally agrees to indemnify the Purchaser Indemnified Parties against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to assume liability for, the payment of all Losses that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of or in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of a representation or warranty by such Principal contained in Article III.A hereof; or (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting the Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of such Principal contained in Article III.A hereof or in any certificate delivered by such Principal at the Closing or otherwise in connection herewith.  Any claim for indemnity made under this Section 7.2.2 shall not be construed as a claim under Section 7.2.1 hereof even if the Purchaser Indemnified Party could have made a claim under Section 7.2.1 hereof in respect of the same matters.

7.2.3        "Losses".  The term "Losses" as used in this Article VII is not limited to matters asserted by third parties against any Purchaser Indemnified Party but includes Losses incurred or sustained by a Purchaser Indemnified Party in the absence of Third Party Claims (as defined in Section 7.4.2 hereof).

Section 7.3       Obligation of the Purchaser to Indemnify.   Subject to the limitations set forth in Section 7.6.3 hereof, the Purchaser hereby agrees to indemnify IMS Holdco and the Principals (individually an "IMS Holdco Indemnified Party" and collectively, the "IMS Holdco Indemnified Parties") against, and to protect, save and keep harmless the IMS Holdco Indemnified Parties from, and to pay on behalf of or reimburse the IMS Holdco Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the IMS Holdco Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; or (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any IMS Holdco Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; or (c) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement.

Section 7.4       Indemnification Procedures.

7.4.1        Non-Third Party Claims.

(a)           In the event that any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 7.4.2) (a "Non-Third Party Claim"), against which a Person is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Non-Third Party Claim Notice"), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

(b)           The Indemnifying Party may acknowledge and agree by written notice (the "Non-Third Party Acknowledgement of Liability") to the Indemnified Party to satisfy the Non-Third Party Claim within 30 days of receipt of the Non-Third Party Claim Notice.  In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the "Non-Third Party Dispute Notice") to the Indemnified Party within 30 days of receipt of the Non-Third Party Claim Notice (the "Non-Third Party Dispute Period"), setting forth a reasonable basis of such dispute.  In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim.  Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 7.4.1, or once any dispute under this Section 7.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 7.6.1, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

7.4.2        Third-Party Claims.

(a)           In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification by an Indemnifying Party under this Agreement (a "Third Party Claim"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Third Party Claims Notice") within 20 days after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim.  The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the "Indemnification Notice").  The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party within 15 days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the "Indemnification Notice Period").

(b)           If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim (the "Defense Notice"), the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party.  The Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim ("Defense Counsel"); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.  In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 7.6.1, the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)           In the event that the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 7.6.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

(d)           In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party.  The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld if, among other reasons, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e)           If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(f)           Notwithstanding clause (d) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim that (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party or (iii) may lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement.

(g)           A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 7.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 7.5       Right of Offset.   Without limiting any other rights or remedies available to it, the Purchaser shall be entitled, subject to the limitations in Section 7.6, to offset any claim for indemnity made pursuant to Section 7.2 and in accordance with Section 7.4, against any payment of the Purchase Price due under Section 2.1; provided, however, the Purchaser may only exercise such right of offset in respect of claims relating to Losses actually incurred by a Purchaser Indemnified Party (in which case the amount of such offset shall be the amount of such actual Loss) or claims actually asserted by a third party (in which case the amount of the offset shall not exceed the Purchaser's good faith estimate of the amount of indemnifiable Losses that will ultimately be payable to a Purchaser Indemnified Party in respect of such claims).  If any such claims for indemnity are resolved in favor of IMS Holdco and the Principals by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to a Purchaser Indemnified Party in respect of such claim, the Purchaser shall pay to IMS Holdco the excess amount withheld with respect to such claim, together with interest thereon for the period such amount has been withheld at a rate equal to the published prime rate of interest of J.P. Morgan Chase in New York, in effect from time to time during the relevant period.

Section 7.6       Limitations On and Other Matters Regarding Indemnification.

7.6.1        Indemnity Cushion and Cap.  Subject to Section 7.6.5, neither IMS Holdco nor the Principals shall have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 7.2 until such time as the amount of such liability shall exceed $50,000 in the aggregate (in which case IMS Holdco and the Principals shall be liable for all Losses in excess of $50,000.  Notwithstanding anything to the contrary herein, subject to Section 7.6.5 below, the maximum aggregate liability of IMS Holdco and the Principals for indemnity payments under Section 7.2.1 and Section 7.2.2 shall be an amount equal to $30,000,000.

7.6.2        Termination of Indemnification Obligations of IMS Holdco and the Principals.  Subject to Section 7.6.5, the obligation of IMS Holdco and the Principals to indemnify under Section 7.2 hereof shall terminate on June 30, 2012, except as to matters as to which the Purchaser Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

7.6.3        Termination of Indemnification Obligations of the Purchaser.  The obligation of the Purchaser to indemnify under Section 7.3 hereof shall terminate on June 30, 2012, except as to matters as to which IMS Holdco or the Principals have made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto for such party shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

7.6.4        Treatment.  Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

7.6.5        Exceptions.  Each of the limitations set forth above in this Section 7.6 shall in no event (a) apply to any Losses incurred by a Purchaser Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by IMS Holdco or the Principals; (ii) any breach of a representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.6, 3.11, 3.19, 3.25 or any other provision hereof relating to Taxes, (iii) any indemnification obligation under Sections 7.2.1(c), 7.2.1(d), 7.2.1(e), 7.2.1(f), 7.2.1(g) or 7.2.1(h); and (iv) the obligations of IMS Holdco and the Principals set forth in Section 8.1 to pay certain expenses; or (b) apply to any Losses incurred by an IMS Holdco Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Purchaser; (ii) any indemnification obligation under Section 7.3(c); and (iii) the Purchaser's obligations set forth in Section 8.1 to pay certain expenses.

7.6.6        Control by MDC Partners.  All decisions and determinations to be made by the Purchaser and/or a Purchaser Indemnified Party under this Article VII shall be made by MDC Partners in the name of and on behalf of the Purchaser and/or such other Purchaser Indemnified Party.

7.6.7        Tax and Insurance Effects.  An indemnity payment due and payable by an Indemnifying Party under this Article VII shall be decreased to the extent of any   net  reduction in Taxes payable by the Indemnified Party resulting from the Losses,  taking into account the tax consequences to the Indemnified Party of the receipt of any indemnity payment due and payable by the Indemnifying Party under this Article VII.  In both cases the tax consequences shall be  determined  by using an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate or individual taxpayers, as applicable, in the relevant jurisdiction.  In addition, any amounts otherwise required to be paid by an Indemnifying Party under this Article VII shall be net of any insurance proceeds received by the Indemnified Party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1       Expenses.   Except as otherwise provided in this Agreement, the Purchaser, on the one hand, and the Principals and IMS Holdco, on the other hand, shall pay its, her or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

Section 8.2       Governing Law; Service of Process and Consent to Jurisdiction.  The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.  Each of the parties hereto agrees that delivery of process, summons, notice or document in accordance with Section 8.2 shall be effective service of process for any action, suit or proceeding arising out of this Agreement.  Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in New York County in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.3       "Person" Defined.   "Person" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

Section 8.4       "Knowledge" Defined.   Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Principals, such term shall be limited to the actual knowledge of any executive officer of IMS Holdco or any Principal, and unless otherwise stated, such knowledge that would have been discovered by any of them after reasonable inquiry.  Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Purchaser, as the case may be, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

Section 8.5       "Affiliate" Defined.   As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

Section 8.6       Captions.   The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7       Publicity.   Subject to the provisions of the next sentence, no party to this Agreement shall, and the Principals shall use their reasonable efforts to ensure that no representative of IMS Holdco or the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and the Representative.  Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that MDC Partners is required to make any announcement relating to or arising out of this Agreement by virtue of the securities laws of the United States or Canada or the rules and regulations promulgated thereunder or other rules of the NASDAQ Stock Market, Toronto Stock Exchange or the United States Securities and Exchange Commission or any announcement by any party or the Company pursuant to applicable law or regulations.

Section 8.8       Notices.   Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, or (c) the next business day if sent by a prepaid overnight courier service, and in each case at the respective addresses set forth below or such other address as such party may have fixed by notice:

If to the Purchaser, addressed to:

c/o MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario
Canada M5R 2E3
Attention:

with a copy to:

c/o MDC Partners Inc.
950 Third Avenue
New York, New York 10022
Attention:  General Counsel

and (which shall not constitute notice)

Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention:  Brad J. Schwartzberg, Esq.

If to IMS Holdco or the Principals, to:

c/o BDR Company, LLC
650 Fifth Avenue
New York, New York 10017
Attention: Robert Ingram

with a copy to (which shall not constitute notice):

Moses & Singer LLP
405 Lexington Avenue
New York, New York 10174
Attention: Solomon P. Friedman, Esq.

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 8.9       Parties in Interest.   This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 8.10     Severability.   In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 8.11     Counterparts.   This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

Section 8.12     Entire Agreement.   This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole, exclusive and only agreements of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other party as of the Closing Date. No oral understandings, oral statements, oral promises or oral inducements exist.

Section 8.13     Amendments.   This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

Section 8.14     Third Party Beneficiaries.   Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 8.9, except the Purchaser Indemnified Parties as provided in Article VII hereof.

Section 8.15     Use of Terms.   Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.  Whenever used in this Agreement, the terms "Dollars" and "$" shall mean United Stated Dollars.

Section 8.16     "Liens" Defined.   With respect to any asset, a "Lien" shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Section 8.17     No Strict Construction; Representation by Counsel.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

Section 8.18     Representative.  Each of the Principals and IMS Holdco hereby appoints Ingram as his, her or its exclusive agent and attorney-in-fact (the "Representative") (i) to give and receive notices and communications with respect to the provisions of this Agreement, (ii) to amend the terms of this Agreement, (iii) to agree to, negotiate, enter into settlements or compromises of matters arising under the provisions of this Agreement, and (iv) to take any and all actions necessary or appropriate in the judgment of the Representative to be taken on behalf of the Principals and IMS Holdco under such provisions of this Agreement.  Such agency and that of any successor representative is irrevocable and coupled with an interest; provided, however, the Representative shall have no authority to act on behalf of any Principal or IMS Holdco with respect to an indemnity claim under Section 7.2.2.  In the event the Representative refuses to, or is no longer capable of, serving as the Representative hereunder, the other Principals shall promptly appoint a successor Representative who shall thereafter be the successor Representative hereunder and the Representative shall serve until such successor is duly appointed and qualified to act hereunder.  The Principals and IMS Holdco hereby agree that the Representative shall not have any liability to the Company or any of its subsidiaries, if any, for any action he takes or omits to take hereunder (or under any agreement or instrument referred to herein) in his capacity as Representative, unless such action or omission constitutes bad faith or willful misconduct by the Representative.  Notices or communications to or from the Representative shall constitute notice to or from the Principals and/or IMS Holdco in respect of matters relating to this Agreement.  Any decision, act, consent or instruction of the Representative shall constitute a decision of all of the Principals and IMS Holdco, and shall be final, binding and conclusive upon each Principal and IMS Holdco, and the Purchaser may rely upon any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of IMS Holdco and each and every Principal.

Section 8.19     Guaranty.  MDC Partners hereby agrees to pay, or cause the Purchaser to pay, when due, each payment of Purchase Price required pursuant to Article II above and any indemnification obligations of the Purchaser pursuant to Article VII above.

IN WITNESS WHEREOF, the parties hereto have executed this Membership Unit Purchase Agreement, on the day and year first above written.

MF + P ACQUISITION CO.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: Vice President and Secretary

INTEGRATED MEDIA SOLUTIONS, LLC

By:	/s/ Robert Ingram
Name: Robert Ingram
Title: Chief Executive Officer

/s/
Robert Ingram

/s/
Desiree Du Mont

/s/
Ron Corvino

MDC PARTNERS INC. (solely with respect to Sections 7.6.6 and 8.19)

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel and Corporate Secretary

TABLE OF CONTENTS

ARTICLE I
SALE OF THE PURCHASED UNITS

Section 1.1 Sale of the Purchased Units	1

ARTICLE II
PURCHASE PRICE AND CLOSING

Section 2.1 Purchase Price; Working Capital Adjustment	2
2.1.1 Purchase Price	2
2.1.2 Definitions	6
2.1.2 Other Definitions	6
2.1.3 Accounting Procedures	7
2.1.4 Examination of Books and Records	8
Section 2.2 Closing	8
Section 2.3 Third Party Consents	9
Section 2.4 Further Assurance; Post Closing Cooperation	9

ARTICLE III
REPRESENTATIONS OF IMS HOLDCO AND THE PRINCIPALS

Section 3.1 Execution and Validity of Agreements; Restrictive Documents	9
3.1.1 Execution and Validity	9
3.1.2 No Restrictions	10
3.1.3 Non-Contravention	10
3.1.4 Approvals and Consents	10
Section 3.2 Existence and Good Standing	10
Section 3.3 Capital Stock; Equity Ownership; No Options or Restrictions; Subsidiaries and Investments	11
Section 3.4 Financial Statements and No Material Changes	11
Section 3.5 Books and Records	12
Section 3.6 Title to Properties; Encumbrances; No Prior Activities	12
3.6.1 Title to Properties; Encumbrances	12
3.6.2 No Prior Activities	12
Section 3.7 Real Property	13
3.7.1 Owned Real Property	13
3.7.2 Leased Real Property	13
Section 3.8 Contracts	14
Section 3.9 Non-Contravention; Approvals and Consents	15
Section 3.10 Litigation	15
Section 3.11 Taxes	16
Section 3.12 Liabilities	17

Section 3.13 Insurance	17
Section 3.14 Intellectual Properties	18
3.14.1 Definitions	18
3.14.2 Representations	19
3.14.3 Privacy and Security	20
Section 3.15 Compliance with Laws	20
Section 3.16 Client Relations	21
Section 3.17 Accounts Receivable; Work-in-Process; Accounts Payable	21
Section 3.18 Employment Relations	21
Section 3.19 Employee Benefit Matters	22
3.19.1 List of Plans	22
3.19.2 Severance	22
3.19.3 Multi-Employer Plans	23
3.19.4 Welfare Benefit Plans	23
3.19.5 Administrative Compliance	23
3.19.6 Tax-Qualification	24
3.19.7 Funding; Excise Taxes	24
3.19.8 Tax Deductions	25
3.19.9 409A	25
Section 3.20 Interests in Customers, Suppliers, Etc.	25
Section 3.21 Bank Accounts and Powers of Attorney	26
Section 3.22 Compensation of Employoees	26
Section 3.23 No Changes Since the Balance Sheet Date	27
Section 3.24 Corporate Controls	27
Section 3.25 Brokers	27
Section 3.26 Repayment of Loans	28
Section 3.27 Copies of Documents	28

ARTICLE IV
REPRESENTATIONS OF THE PURCHASER

Section 4.1 Existence and Good Standing	28
Section 4.2 Execution and Validity of Agreement	28
Section 4.3 Litigation	28
Section 4.4 Non Contravention; Approvals and Consents	29
Section 4.5 Brokers	29

ARTICLE V
ACTIONS AT CLOSING

Section 5.1 Certified Resolutions	29
Section 5.2 Required Approvals and Consents	29
Section 5.3 Operating Agreement	29
Section 5.4 Employment Agreements	29
Section 5.5 Non-Competition/Non-Solicitation/Non-Servicing Agreements	30
Section 5.6 Conveyance Document	30

Section 5.7 Proceedings	30

ARTICLE VI
OTHER AGREEMENTS

Section 6.1 Management of the Company	30
6.1.1 MDC Financing	30
6.1.2 Effect of Events During Period Membership Units Are Outstanding	31
Section 6.2 Tax Matters	31
6.2.1 Allocation	31
6.2.2 Tax Returns	31
6.2.3 Tax Cooperation	32
6.2.4 Tax Liability	32
Section 6.3 Equity Securities of IMS Holdco	32
Section 6.4 Change of Name	33

ARTICLE VII
SURVIVAL; INDEMNITY

Section 7.1 Survival	33
Section 7.2 Obligation of IMS Holdco and the Principals to Indemnify	34
7.2.1 General Indemnity	34
7.2.2 Special Indemnity	34
7.2.3 Losses	34
Section 7.3 Obligation of the Purchaser to Indemnify	35
Section 7.4 Indemnification Procedures	35
7.4.1 Non-Third Party Claims	35
7.4.2 Third-Party Claims	36
Section 7.5 Right of Offset	38
Section 7.6 Limitations On and Other Matters Regarding Indemnification	38
7.6.1 Indemnity Cushion and Cap	38
7.6.2 Termination of Indemnification Obligations of IMS Holdco and the Principals	38
7.6.3 Termination of Indemnification Obligations of the Purchaser	38
7.6.4 Treatment	38
7.6.5 Exceptions	39
7.6.6 Control by MDC Partners	39
7.6.7 Tax and Insurance Effects	39

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Expenses	39
Section 8.2 Governing Law; Service of Process and Consent to Jurisdiction	39
Section 8.3 "Person" Defined	40
Section 8.4 "Knowledge" Defined	40
Section 8.5 "Affiliate" Defined	40

INDEX OF DEFINED TERMS

2010 Growth Payment	5
409A Liability	26
409A Plan	26

Accountants	7
Additional Payments	6
Adjusted GAAP PBT	6
affiliate	42
Agreement	1
Applicable Percentage	6

Balance Sheet	12
Balance Sheet Date	12
Business	11

Closing	8
Closing Balance Sheet	7
Closing Date	9
Closing Date Working Capital	7
Code	6
Company	1
Company Indemnified Parties	36
Company Indemnified Party	36
Contracts	10
Conveyance Document	1

Data	20
Defense Counsel	38
Defense Notice	38
Desiree	1

Environmental Laws and Orders	21
ERISA	23
ERISA Affiliate	23
Extra Payment	5

Family Member	34
FAP	3
FIAP	5
FOAP	4

GAAP	7
Governmental or Regulatory Authority	10

IMS	1
IMS Interests	33
Indemnification Notice	38
Indemnification Notice Period	38
Indemnified Party	37
Indemnifying Party	37
Independent Auditors	7
Ingram	1
Initial Top-Up Amount	3
Intellectual Property	18
Intellectual Property of the Company	19

JAMS	8

Laws	10
Lender	32
Liabilities	17
Licensed Intellectual Property	19
Lien	44
Losses	35
LTG Rate Increase	3

Material Adverse Effect	21
MDC Financing	32
MDC Partners	1
Membership Units	1

Non PII	20
Non-Third Party Acknowledgement of Liability	37
Non-Third Party Claim	37
Non-Third Party Claim Notice	37
Non-Third Party Dispute Notice	37
Non-Third Party Dispute Period	37

Off-the-Shelf Software	19
Operating Agreement	1
Operative Documents	44
Orders	10

PBGC	25
Person	42
PII	20
Plan	23

Plans	23
Principal	1
Principals	1
Privacy Policy	20
Purchase Price	2
Purchased Units	1
Purchaser	1
Purchaser Indemnified Parties	35
Purchaser Indemnified Party	35

Real Property Lease	13
Real Property Leases	13
Reconciliation Period	7
Registered IP	19
Related Group	26
Representative	45
Required Permits	21
Retained Subsidiaries	13
Ron	1

Sale Event	6
Sales Taxes	33
SAP	3
Special Determination	7

TAP	4
Target Working Capital	7
Taxes	16
Third Party Claim	37
Third Party Claims Notice	37
Title IV Plan	25
Top-Up Payments	2
Transfer	33

Unregistered IP	19

Working Capital Payment	2
Working Capital Shortfall	2

EXHIBITS

Exhibit A	Conveyance Document
Exhibit B	Operating Agreement
Exhibit C	Employment Agreements
Exhibit D-1	Principals Non-Competition/Non-Solicitation/Non-Servicing Agreements
Exhibit D-2	Dawn Du Mont Non-Competition/Non-Solicitation/Non-Servicing Agreements
Exhibit E	IMS Holdco's Second Agreement and Restated Operating Agreement

SCHEDULES

Schedule 2.1.1	Payment of the Purchase Price
Schedule 3.2	Good Standing
Schedule 3.3	No Options or Restrictions
Schedule 3.4(A)	Financial Statements
Schedule 3.4(B)	GAAP Exceptions
Schedule 3.6	Liens
Schedule 3.7.2	Real Property Leases
Schedule 3.8	Contracts
Schedule 3.9	Approvals and Consents
Schedule 3.10	Litigation
Schedule 3.11	Taxes
Schedule 3.12	Liabilities
Schedule 3.13	Insurance
Schedule 3.14.2	Intellectual Property
Schedule 3.16	Client Relations
Schedule 3.19.2	Severance
Schedule 3.20	Interests in Customers, Suppliers, Etc.
Schedule 3.21	Bank Accounts and Powers of Attorney
Schedule 3.22	Compensation of Employees
Schedule 3.23	No Changes Since the Balance Sheet Date
Schedule 3.25	Brokers